Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

February 9, 2017

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

Ladies and Gentlemen:

We have acted as counsel to CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 31, 2016 (as amended or supplemented through the date hereof, the “Agreement”), by and among CenturyLink, Wildcat Merger Sub 1 LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of CenturyLink (“Merger Sub 1”), WWG Merger Sub LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of CenturyLink (“Merger Sub 2”) and Level 3 Communications, Inc., a Delaware corporation (“Level 3”). Pursuant to the Agreement, Merger Sub 1 will merge with and into Level 3 (the “Merger”) and, immediately following the Merger, the Surviving Corporation will merge with and into Merger Sub 2 (the “Subsequent Merger” and, together with the Merger, the “Combination”). At your request, and in connection with the filing of the Form S-4 (including the prospectus/offer to exchange forming a part thereof, as amended and supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus contained therein (in each case, as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct, (iii) the statements and representations made by CenturyLink and Level 3 in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time and the Subsequent Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) each of the Merger and the Subsequent Merger will qualify as a statutory merger under the DGCL and (vi) CenturyLink, Level 3 and their respective subsidiaries will treat the Combination for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, (i) we are of the opinion that, under currently applicable United States federal income tax law, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) we hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and therein, the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” sets forth our opinion as to the material United States federal income tax consequences of the Combination to U.S. holders of Level 3 common stock.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform CenturyLink of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz